Exhibit 99.1

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON ANNOUNCES CONVERTIBLE DEBT TRANSACTIONS

BOISE, Idaho, November 6, 2013 — Micron Technology, Inc., (NASDAQ: MU) today announced a series of actions that it expects will result in the extinguishment of its 1.875% Convertible Senior Notes due 2027 (the “2027 Notes”), its 1.50% Convertible Senior Notes due 2031 (the “2031A Notes”) and approximately 59 percent of its 1.875% Convertible Senior Notes due 2031 (the “2031B Notes”). The company anticipates achieving this outcome through the use of approximately $525 million of cash in settlement of note conversions assuming an $18 stock price, and the issuance of approximately $1,025 million aggregate principal amount at maturity of new 3.00% Convertible Senior Notes due 2043 (the “New Notes”) pursuant to separate privately negotiated exchange transactions with certain existing noteholders.

“The announced actions will significantly reduce the current and future potential dilutive effect of our existing convertible notes,” said Ron Foster, Micron vice president and CFO.  “At the completion of the transactions, we expect to eliminate approximately 34 million shares or approximately 3 percent from our current dilutive share count. In addition, our New Notes push out our debt maturities and further reduce our share dilution exposure until the stock price exceeds $29.16. We remain committed to improving the capital structure of the company and, with the New Notes, have designed a convertible security with financial flexibility, including early call features.”

Announced Actions

The actions by the company with respect to certain of its convertible notes announced today are as follows:

•                  Its entry into separate privately negotiated exchange transactions pursuant to which it will exchange $80 million of the 2027 Notes, $155 million of the 2031A Notes and

$205 million of the 2031B Notes for approximately $1,025 million in aggregate principal amount of the New Notes.

•                  Its election to terminate the conversion rights of holders of the 2027 Notes effective as of December 13, 2013, and to settle entirely in cash any conversions of the 2027 Notes that occur prior to the conversion right termination date.

•                  Its election to redeem the 2031A Notes on December 7, 2013, and its current intention to settle any conversions of the 2031A Notes entirely in cash.

The company expects that all the 2027 Notes and 2031A Notes that remain outstanding after the exchange transactions will be converted prior to the expiration of their conversion rights because the effective conversion prices of the 2027 Notes and 2031A Notes are $10.90 and $9.50, respectively, representing a substantial discount to the current market price of the company’s common stock.

Approximate Share Dilution and Other Impacts from all Micron Convertible Notes Assuming an $18 Stock Price

•                  Pre-Transactions – 116 million dilutive shares

•                  Impact from Transactions – 34 million share dilution reduction

•                  Post-Transactions – 82 million dilutive shares (~29 percent reduction)

•                  Economic Benefit of Existing Capped Calls – 53 million dilutive share reduction

•                  Post-Transactions Economic Impact of Convertible Notes, Net of Existing Capped Calls – 29 million dilutive shares (~54 percent reduction)

Description of the New Notes

The New Notes will have a stated 30-year term and will be convertible under certain circumstances, at the holder’s option, at an initial conversion rate of 34.2936 common shares per $1,000 principal amount at maturity, which is equivalent to an initial conversion price of approximately $29.16 per share of the company’s common stock. Upon conversion, holders will receive cash, shares of the company’s common stock or a combination of cash and shares of the company’s stock, at the company’s election. Each $1,000 principal amount at maturity of New Notes will have an issue price of $800. This issue discount together with the cash coupon of 3.00% will result in an effective annual yield to investors on the New Notes that starts out at approximately 4.5% (and declines slightly over time), but enables a much higher effective conversion price over time as principal accretes, as compared to a standard lower coupon convertible note. In addition, the company may redeem the New Notes any time after year five, and may redeem the New Notes at any time prior to year five if the company’s common stock hits certain thresholds relative to the conversion price applicable to the New Notes. The New Notes are puttable in year 15 at the option of the holders at their accreted principal amount. For more detail on the terms of the New Notes, see the description attached as Exhibit A.

Accounting and Timing Details

The company expects to record a non-cash charge in the first quarter of fiscal 2014 of approximately $50 million associated with the exchange of the notes. The company also expects to recognize an additional loss of approximately $60 million, substantially all of which would be recognized in the second quarter of fiscal 2014, associated with the anticipated conversions of the 2027 Notes and 2031A Notes as a result of the early termination of the conversion rights with respect to the 2027 Notes and the call for redemption of the 2031A Notes. The company may record a gain or loss associated with the mark-to-market accounting impact for changes in the share price until the anticipated conversions of the 2027 Notes and 2031A Notes are completed.

At the completion of the announced transactions, the company expects to have a carrying value of approximately $2.6 billion in convertible notes. This includes the impact from the transactions outlined above. The company expects to use approximately $525 million of cash on hand in connection with the conversion of the 2027 Notes and 2031A Notes assuming an $18 stock price. The actual amount will depend on the stock price movement over the applicable observation periods. The company exited its fiscal year 2013 with approximately $3.6 billion in cash, cash equivalents, short-term and long-term investments.

The company anticipates that the closings of the exchange transactions will occur on or about November 12, 2013. In addition, the company anticipates that all of the 2027 Notes and 2031A Notes that remain outstanding after the closing of the exchange transactions will be converted and that all such conversions will be settled on December 13, 2013, in the case of the 2027 Notes, and no later than January 16, 2014, in the case of the 2031A Notes.

Additional Available Information

Additional information with respect to the announced convertible note transactions will be made available by the company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2013, and in a Q&A presentation available on the company’s website at www.micron.com.

About Micron

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the amount of the one-time charge to be recorded and the change to fully diluted shares. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.

EXHIBIT A

The New Notes will be issued under an indenture, dated as of November 12, 2013, between the company and U.S. Bank National Association, as trustee.  Capitalized terms not defined herein have the meanings set forth in the Indenture.

Aggregate Principal Amount

Approximately $820 million aggregate Issue Price (as defined below) of New Notes, corresponding to an aggregate principal amount at maturity of New Notes of approximately $1,025 million.

Each $1,000 principal amount at maturity (the “Principal Amount at Maturity”) of New Notes will have an issue price (the “Issue Price”) of $800. An amount equal to the difference between the Issue Price and the Principal Amount at Maturity will accrue in accordance with a schedule to be set forth in the New Indenture. The Issue Price per $1,000 Principal Amount at Maturity plus the accruals in accordance with the foregoing schedule is referred to as the “Accreted Principal Amount”.

Interest Rate	3.00% on the Principal Amount at Maturity.

Ranking

Pari passu with all existing and future senior debt, senior to all future subordinated debt and junior to all existing and future senior secured debt to the extent of the collateral securing such debt.

Conversion Rate

34.2936 shares per $1,000 Principal Amount at Maturity of New Notes, which is equivalent to an initial conversion price of approximately $29.16 based on the Principal Amount at Maturity of the New Notes.

The Conversion Price of the New Notes will equal the Principal Amount at Maturity of the New Notes divided by the then applicable Conversion Rate.

Optional Redemption and Optional Redemption Price

The Company may redeem all or part of the Principal Amount at Maturity of the New Notes if the Daily VWAP for its Common Stock is at least 130% of the then current Conversion Price for at least 20 Trading Days during any 30 consecutive Trading Day period, at a redemption price equal to the Principal Amount at Maturity of the New Notes to be redeemed, plus accrued but unpaid interest to, but excluding, the redemption date. If the Company elects to redeem all or part of the Principal Amount at Maturity of the New Notes prior to November 20, 2018, it will issue additional shares to holders who convert the Principal Amount at Maturity of the New Notes selected for redemption by reference to a “make-whole” table and make a payment equal to the amount of accrued and unpaid interest to such holders.

On or after November 20, 2018, the Company may redeem all or any part of the Principal Amount at Maturity of the New Notes without regard to the price of the Company’s Common Stock, at a redemption price equal to the Accreted Principal Amount of the New Notes to be redeemed, plus accrued but unpaid interest to, but excluding, the redemption date.

Maturity Date	November 15, 2043

Holder Put Date	November 15, 2028

Holder Put Price	Accreted Principal Amount plus accrued but unpaid interest to, but excluding, the repurchase date.

Conversion by Holders

The Principal Amount at Maturity of the New Notes are convertible prior to the Final Maturity Date under the following circumstances:

•         During any calendar quarter commencing at any time after March 31, 2014 (and only during such calendar quarter) if the closing price of the Company’s Common Stock for at least 20 Trading Days in the 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter is more than 130% of the then current Conversion Price;

•         If all or a portion of the Principal Amount at Maturity of the New Notes have been called for redemption (with only such portion of such New Notes that have been called for redemption being convertible);

•         If specified distributions to holders of the Company’s Common Stock are made, or specified corporate events occur;

•         During the five business days after any five consecutive Trading Day period in which the trading price per $1,000 Principal Amount at Maturity of New Notes for each Trading Day of that period is less than 98% of the product of the closing price of the Company’s Common Stock and the Conversion Rate of the New Notes; or

•         At any time (without regard to stock price) on or after August 15, 2043.

Settlement Method upon Conversion	The Company will deliver cash, shares of the Company’s Common Stock or a combination of cash and shares of the Company’s Common Stock, at the Company’s election.

Amount due upon Acceleration	Accreted Principal Amount plus accrued but unpaid interest.